Settlement Agreement and Release

This Settlement Agreement and Release (the "Agreement") is made between Colin Richardson ("Colin Richardson") and Rangeford Resources, Inc., A Nevada Corporation ("Company"). Colin Richardson entered into several agreements and projects beginning in calendar year 2012 with the Company. Colin Richardson and the company recognize Colin Richardson earned the compensation and Company seeks relief and desires to negotiate the balances. In consideration of the foregoing and the promises and the covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Colin Richardson and the Company agree as follows:

1.The factual representations contained in the recital are incorporated herein and are true and correct.

2. The Company hereby represents and warrants that Colin Richardson earned $410,000 cash compensation and 335,668 company common shares. To date, Colin Richardson was paid $5,000 cash and was issued 112,719 and is owned a net 222,949 company common shares.

3.Colin Richardson and Company hereby accepts the following settlement for the earned $405,000 cash compensation and 222,949 company common shares as follows:

a) $405,000 Cash Compensation earned is payable as follows: (1) a $205,000 Promissory Note due April 1, 2019. Principal and Interest due at Maturity. Noteholder agrees to subordinate to new investors and lenders. 4% interest rate per annum and (2) 200,000 company common shares valued at $1.00 per share for a total value of $200,000. Issued company shares are restricted and subject to Rule 144.

b) 222,949 Company common shares. Issued company shares are restricted and subject to Rule 144.

The parties agree and represent and warrant to the other that as of the Effective Date and upon giving effect to this Agreement: (i) neither party owes the other any money or property, for any reason, (ii) neither party has any property, whether real, personal, tangible, intangible, intellectual, or otherwise of the other, (iii) there are no other agreements whether written or oral between the parties other than Colin Richardson’s rights to indemnification under the Agreement.

4.The parties recognize that there is a possibility there could develop conflicts and disagreements; therefore in order to forestall any possibility of any such conflicts and disagreements and ensure peace between Colin Richardson and the Company, the Company, and its officer, and as a part of this Agreement and a condition to its execution and the transfer of the Radiant Interest, the parties agree as follows:

12.1 Company Release.

a.Released Party means Colin Richardson and anyone or any entity acting through or on his behalf, including without limitation any past, present, and future agents, employees, shareholders, partners, members, managers, trustees, directors, insurers, officers, heirs, administrators, executors, spouses, and attorneys;

b.Claims means any and all claims or causes of action whatsoever, whether known or unknown, asserted or unasserted, direct or derivative, and whether accrued or unaccrued, including, but not limited to, any claims or causes of action arising under contract, judgement, award, or any law, common or statutory, that provides any sort of right, relief, recovery, benefit, claim, division, or partition that can be the subject of a release, acquittal or discharge under applicable law, and whether or not connected directly or indirectly in any way with the Released Subject;

c.Released Subject means (A) actions, inactions, or omissions, whether directly or indirectly by, or attributable to, the Released Party prior to, or in connection with, the formation of the Company, or in any dealings through the Effective Date with, or involving the Company or (B) facts, circumstances, or conditions, whether or not now known as of the Effective Date, that after the Effective Date may become known with the passage of time or notice or both, that may form all or any part of the basis for a Claim; PROVIDED HOWEVER no release is given with respect to the obligations of Released Party under the terms of this Agreement.

d.The Company for itself and anyone claiming through it or on its behalf, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Released Party from all Claims involving the Released Subject.

12.2  The Colin Richardson Release

a.Released Party means Company and anyone or any entity acting through or on its behalf, including without limitation any past, present, and future agents, employees, shareholders, partners, members, managers, trustees, directors, insurers, officers, heirs, administrators, executors, spouses, and attorneys;

b.Claims means any and all claims or causes of action whatsoever, whether known or unknown, asserted or unasserted, direct or derivative, and whether accrued or unaccrued, including, but not limited to, any claims or causes of action arising under contract, judgement, award, or any law, common or statutory, that provides any sort of right, relief, recovery, benefit, claim, division, or partition that can be the subject of a release, acquittal or discharge under applicable law, and whether or not connected directly or indirectly in any way with the Released Subject;

c.Released Subject means (A) actions, inactions, or omissions, whether directly or indirectly by, or attributable to, the Released Party in any dealings through the Effective Date and (B) facts, circumstances, or conditions, whether or not now known as of the Effective Date, that after the Effective Date may become known with the passage of time or notice or both, that may form all or any part of the basis for a Claim; PROVIDED HOWEVER no release is given with respect to the obligations of Released Party under the terms of this Agreement.

d.The Colin Richardson for itself and anyone claiming through it or on its behalf, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Released Party from all Claims involving the Released Subject.

5.This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of any executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of an executed original counterpart of this Agreement.

6.This Agreement may be delivered by facsimile or similar transmission, and a facsimile or similar transmission evidencing execution shall be effective as a valid and binding agreement between all the signatory parties for all purposes.

IN WITNESS WHEREOF, the Colin Richardson and Company hereby execute this Settlement Agreement and Release effective as of the Effective Date.

COLIN RICHARDSON:

By: _____________________

COMPANY:

Rangeford Resources, Inc.

By:______________________

Name: Thomas E. Lindholm

Title: Chief Executive Officer